Exhibit 2.1

[Hobe  &  Lucas  CERTIFIED  PUBLIC  ACCOUNTANTS  LOGO]

                                                       Crown Centre, Suite 430
                                                            5005 Rockside Road
                                                      Independence, Ohio 44131
                                                                (216) 524-8900
                                                                  FAX 524-8777

                                   January  17,  1997

Mr.  Richard  Smith,  President
Coronado  Industries,  Inc.
16929  East  Enterprise  Drive  -  #202
Fountain  Hills,  Arizona  85268


Dear  Mr.  Smith:

     I received your fax of January 16th regarding the financial data schedule requested by the Securities and Exchange Commission. We will respond after reviewing the request.

     After discussion with my partners, our firm has made the decision to resign as outside auditors for Coronado Industries, Inc. The distance between our respective offices makes it difficult to conduct an audit with the necessary communication.

     I will submit a final bill for services for the preparation of the November unaudited pro forma statements you requested. No audit services have been performed to date.

     Enclosed is a detail of possible firms in Arizona who may be able to be of assistance to you. Those with the SECPS designation are all qualified. I'm certain that Bob has some contacts for you. After you have made a decision, have the firm contact me regarding questions.

     I  wish  you  much  success  in  your  venture.

                         Very  truly  yours,

                         /s/  Jerome  J.  Lucas
                         ----------------------
                         Jerome  J.  Lucas


JJL/dc
Enclosure